DISTRIBUTION AND SERVICES AGREEMENT

This Agreement, made and entered into December 5, 2025, by and between AuguStar Variable Insurance Products Fund, Inc., a Maryland corporation (“Fund”), and AuguStar Distributors, Inc., an Ohio corporation (the “Distributor”), on behalf of the series of the Funds listed in Schedule A (each, a “Series”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end, management investment company and has established the Series, which each offers shares of beneficial interest (“Shares”) and which each has its own assets, liabilities, and investment policies;

WHEREAS, the Series issue and sell or propose to issue and sell their Shares to separate accounts of life insurance companies (“Life Companies”) to serve as investment vehicles for variable annuities and/or variable life contracts issued by such Life Companies (“Variable Contracts”);

WHEREAS, the Fund desires to retain the Distributor to furnish certain distribution, shareholder and administrative services with respect to the Shares of the Series, and the Distributor is willing to furnish such services;

WHEREAS, the Fund has approved a Distribution and Shareholder Services Plan for the Shares of the Series pursuant to Rule 12b-1 under the 1940 Act (“Plan”);

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1. The Fund hereby appoints the Distributor as agent to sell Shares to separate accounts of Life Companies and to such other persons as may be permitted by law, and the Distributor hereby accepts such appointment. All sales by the Distributor shall be expressly subject to acceptance by the Fund, acting on behalf of the Series.

2. (a) The Distributor agrees that (i) all Shares sold by the Distributor shall be sold at the net asset value (“NAV”) thereof as described in Section 3 hereof, and (ii) the Series shall receive 100% of such NAV.

(b) The Shares may be sold in accordance with the following: fund participation or other agreements between the Fund, the Distributor, and the Life Companies; and agreements with other financial intermediaries. The Shares may also be offered directly to persons eligible to purchase the Shares.

(c) The Distributor may enter into agreements, in form and substance satisfactory to the Fund, with dealers selected by the Distributor, providing for the sale to such dealers and resale by such dealers of Shares at their NAV. The Distributor may compensate dealers for services they provide under such agreements.

3. The Fund agrees to supply to the Distributor, promptly after the time or times at which NAV is determined, on each day on which NAV is determined as provided in the then-current Prospectus and/or Statement of Additional Information (“SAI”) of the pertinent Series (each such day a “business day”), a statement of the NAV of each Series, having been determined in the manner set forth in the then-current Prospectus and/or SAI of the pertinent Series. Each determination of NAV shall take effect as of such time or times on each business day as set forth in the then-current Prospectus and/or SAI of the pertinent Series, and shall prevail until the time as of which the next determination is made.

4. Upon receipt by the Fund from the Distributor, the Fund shall, if it elects to accept such order, as promptly as practicable, cause the Shares purchased by such order to be delivered in such amounts and in such names as the Distributor shall specify or as agreed upon in a fund participation agreement or other agreement with a Life Company or other offeree, against payment therefor in such manner as may be acceptable to the Fund or as agreed upon in a fund participation agreement or other agreement with a Life Company or other offeree. The Fund may, in its discretion, refuse to accept any order for the purchase of Shares that the Distributor may tender to it.

5. (a) All sales literature and advertisements used by the Distributor in connection with sales of Shares shall be subject to approval by the Fund. The Fund authorizes the Distributor, in connection with the sale or arranging for the sale of Shares of any Series, to provide only such information and to make only such statements or representations as are contained in the Series’ then-current Prospectus and/or SAI or in such financial and other statements furnished to the Distributor pursuant to the next paragraph or as may properly be included in sales literature or advertisements in accordance with the provisions of the Securities Act of 1933, as amended (the “1933 Act”), the 1940 Act and applicable rules of self-regulatory organizations. Neither the Fund nor any Series shall be responsible in any way for any information provided or statements or representations made by the Distributor or its representatives or agents other than the information, statements and representations described in the preceding sentence.

(b) Each Series shall keep the Distributor fully informed with regard to its affairs, shall furnish the Distributor with a copy of all of its financial statements and a signed copy of each report prepared for it by its independent auditors, and shall cooperate fully in the efforts of the Distributor to negotiate and sell Shares of such Series and in the Distributor’s performance of all its duties under this Agreement.

6. The Distributor, as agent of each Series and for the account and risk of each Series, is authorized, subject to the direction of the Fund, to accept orders to redeem outstanding Shares of such Series when properly tendered by shareholders pursuant to the redemption right granted to such Series’ shareholders by the Articles of Incorporation of the Fund, as from time to time in effect, at a redemption price equal to the NAV per Share of such Series next determined after proper tender and acceptance, subject to any fees on redeemed Shares that are described in the then-current Prospectus and/or SAI of the pertinent Series, or as agreed upon in a fund participation agreement or other agreement with a Life Company or other offeree.

7. The Distributor shall assume and pay or reimburse each Series for the following expenses of such Series:

(i)	costs of printing and distributing reports, summary prospectuses, prospectuses and SAIs for other than existing shareholders used in connection with the sale or offering of the Series’ Shares; and

(ii)	costs of preparing, printing and distributing all advertising and sales literature relating to such Series printed at the instruction of the Distributor. The Distributor shall pay all its own costs and expenses connected with the sale of Shares and may pay the compensation and expenses, including overhead and telephone and other communication expenses, of organizations and employees that engage in or support the distribution of Shares or variable contracts whose proceeds are invested in the Shares and/or in support of rendering services to persons with interest in the Shares.

8. Each Series shall maintain a currently effective Registration Statement on Form N-1A with respect to such Series and shall file with the Securities and Exchange Commission (the “SEC”) such reports and other documents as may be required under the 1933 Act and the 1940 Act, or the rules and regulations of the SEC thereunder.

9. Each Series represents and warrants that the Registration Statement, post-effective amendments, Prospectus and SAI (excluding statements relating to the Distributor and the services it provides that are based upon written information furnished by the Distributor expressly for inclusion therein) of such Series shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to the Distributor, pursuant to Section 5(b) hereof, shall be true and correct in all material respects.

10. In addition to the foregoing, the Distributor agrees to provide or obtain certain administrative and shareholder services with respect to Shares of the Series. Such services may include, but are not limited to, the following: administering periodic investment and periodic withdrawal programs; researching and providing historical account activity information; dealing appropriately with abandoned accounts; collating and reporting the number of Shares attributable to each state for blue sky registration and reporting purposes; identifying and reporting transactions exempt from blue sky registration requirements; and providing and maintaining ongoing shareholder services for the duration of the shareholders’ investment in Shares of each Series, which may include updates on performance, total return, other related statistical information, and a continual analysis of the suitability of the investment in Shares of each Series. Such services may also include services to Life Companies, their affiliates, or current and prospective owners of Variable Contracts, including, but not limited to, the following: teleservicing support in connection with the Series; delivery and responding to inquiries respecting Series’ Prospectuses and/or SAIs, reports, notices, proxies and proxy statements and other information respecting the Series (but not including services paid for by the Fund such as printing and mailing); facilitation of the tabulation of Variable Contract owners’ votes in the event of a meeting of Fund shareholders; conveyance of information to the Fund, or its transfer agent as may be reasonably requested; provision of support services including providing information about the Fund and the Series and answering questions concerning the Fund and the Series, including questions respecting Variable Contract owners’ interests in one or more Series; provision and administration of Variable Contract features for the benefit of Variable Contract owners participating in the Fund including fund transfers, dollar cost averaging, asset allocation, portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals; and provision of other services as may be agreed upon from time to time. The Distributor may subcontract to third parties some or all of its responsibilities to the Series under this paragraph. The Distributor may pay compensation and expenses, including overhead and telephone and other communication expenses, to organizations and employees who provide such services, including Life Companies and their affiliates.

11. As compensation for the distribution, shareholder and administrative services provided under this Agreement, the Distributor shall receive from the Shares of each Series a fee at the rate and under the terms and conditions set forth in the Plan adopted by the Fund’s Board of Directors (“Board”) for the Shares of the Series, as such Plan may be amended from time to time. Such amounts shall be compensation to the Distributor for such services without regard to the Distributor’s actual expenses for rendering such services, which may be less than or greater than the amounts paid to the Distributor as compensation hereunder. In addition to the expenditures specifically authorized herein, the Distributor may spend with respect to the Shares such amounts as it deems appropriate for any purpose consistent with the Plan, as amended from time to time.

12. The Distributor shall prepare, at least quarterly, reports for the Board showing expenditures under this Agreement and the purposes for which such expenditures were made. Such reports shall be in a format suitable to ensure compliance with the applicable requirements of the SEC and the Financial Industry Regulatory Authority.

13. (a) This Agreement shall become effective with respect to a Series on the date indicated in Schedule A and, unless sooner terminated as herein provided, this Agreement shall remain in effect for one year following the applicable effective date as listed in Appendix A, unless renewed as hereinafter provided prior to that date, and may be continued from year to year thereafter; provided, that such continuance shall be specifically approved each year by the Board or by a majority of the outstanding voting securities of the Series, and in either case, also by a majority of the Board who are not “interested persons” of the Fund or the Distributor (“Disinterested Directors”). This Agreement may be amended as to any Series with the approval of the Board or of a majority of the outstanding voting securities of such Series; provided, that in either case, such amendment also shall be approved by a majority of the Disinterested Directors.

(b) Either party may terminate this Agreement without the payment of any penalty, upon not more than sixty days’ nor less than thirty days’ written notice delivered personally or mailed by registered mail, postage prepaid, to the other party; provided, that in the case of termination by any Series, such action shall have been authorized (i) by resolution of the Board, or (ii) by vote of a majority of the outstanding voting securities of such Series, or (iii) by written consent of a majority of the Disinterested Directors.

(c) This Agreement shall automatically terminate upon its “assignment” by the Distributor.

(d) Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or by rules, regulations, orders, or interpretations of the SEC. Specifically, the terms “interested persons,” “assignment” and “vote of a majority of the outstanding voting securities”, as used in this Agreement, shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, when the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified, interpreted or relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order. The Fund and the Distributor may from time to time agree on such provisions interpreting or clarifying the provisions of this Agreement as, in their joint opinion, are consistent with the general tenor of this Agreement and with the specific provisions of this Section 12(d). Any such interpretation or clarification shall be in writing signed by the parties and annexed hereto, but no such interpretation or clarification shall be effective if in contravention of any applicable federal or state law or regulation, and no such interpretation or clarification shall be deemed to be an amendment of this Agreement. No term or provision of this Agreement shall be construed to require the Distributor to provide distribution services to any series of the Fund other than the Series listed in Schedule A, or to require shares or any Series to pay any compensation or expenses that are properly allocable, in a manner approved by the Board, to a class or series of the Fund other than the Shares or such Series.

(e) This Agreement is made and to be principally performed in the State of Delaware, and except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware.

(f) This Agreement is made by the Fund solely with respect to the Shares of the Series, and the obligations created hereby bind only assets belonging to the Shares of that Series.

14. The Distributor or one of its affiliates may from time to time deem it desirable to offer to the list of shareholders of Shares of each Series the shares of other mutual funds for which it acts as Distributor, including other series of the Fund or other products or services; however any such use of the list of shareholders of any Series shall conform to applicable law and shall be made subject to such terms and conditions, if any, as shall be approved by a majority of the Disinterested Directors.

15. The Distributor shall look only to the assets of Shares of a Series for the performance of this Agreement by the Fund on behalf of such Series, and neither the Board nor any of the Fund’s officers, employees or agents, whether past, present or future, shall be personally liable therefor.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed by their duly authorized officers and under their respective seals.

AuguStar Variable Insurance Products Fund, Inc.

By:	/s/ Thomas G. Mooney
Thomas G. Mooney
President

ATTEST:

By:	/s/ Megan K. Meyer
Megan K. Meyer
Secretary

AuguStar DISTRIBUTORS, INC,

By:	/s/ Marc Socol
Marc Socol
President

ATTEST:

By:	/s/ Manda Ghaferi
Manda Ghaferi
Secretary

Schedule A

Series	Date Added
1. AVIP AB Mid Cap Core Portfolio	August 28, 2025
2. AVIP AB Relative Value Portfolio	August 28, 2025
3. AVIP AB Small Cap Portfolio	August 28, 2025
4. AVIP BlackRock Advantage Large Cap Value Portfolio	August 28, 2025
5. AVIP BlackRock Advantage International Equity Portfolio	August 28, 2025
6. AVIP BlackRock Advantage Large Cap Growth Portfolio	August 28, 2025
7. AVIP BlackRock Advantage Large Cap Core Portfolio	August 28, 2025
8. AVIP BlackRock Advantage Small Cap Growth Portfolio	August 28, 2025
9. AVIP BlackRock Balanced Allocation Portfolio	August 28, 2025
10. AVIP Bond Portfolio	August 28, 2025
11. AVIP Constellation Dynamic Risk Balanced Portfolio	August 28, 2025
12. AVIP Federated Core Plus Bond Portfolio	August 28, 2025
13. AVIP Federated High Income Bond Portfolio	August 28, 2025
14. AVIP Fidelity Institutional AM® Equity Growth Portfolio	August 28, 2025
15. AVIP Intech U.S. Low Volatility Portfolio	August 28, 2025
16. AVIP Nasdaq-100® Index Portfolio	August 28, 2025
17. AVIP S&P 500® Index Portfolio	August 28, 2025
18. AVIP S&P MidCap 400® Index Portfolio	August 28, 2025